EXHIBIT A

AGREEMENT OF JOINT FILING

The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows with respect to the filing of Schedule 13G with respect to the Class A Common Stock of the Issuer:

(i)          the undersigned hereby agree that a single Schedule 13G (or any amendment thereto) shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G;

(ii)         the undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

(iii)        the undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: September 2, 2025
QUAD-C PARTNERS IX, L.P.
	By:	QUAD-C ADVISORS IX, L.P., its General Partner
	By:	QUAD-C IX GP, LLC, its General Partner
	By:	/s/ Anthony R. Ignaczak
Name: Anthony R. Ignaczak
Title: Managing Member

QUAD-C PRINCIPALS LLC
	By:	QUAD-C MANAGEMENT, INC., its Manager
	By:	/s/ Anthony R. Ignaczak
Name: Anthony R. Ignaczak
Title: Vice President